CONTACT: Roni Imbeaux News Release Vice President, Finance and Investor Relations 404-407-1104 rimbeaux@cousins.com COUSINS PROPERTIES COMPLETES SALE OF GATEWAY VILLAGE ATLANTA (March 31, 2020) — Cousins Properties (NYSE: CUZ) announced today that it has completed the sale of its interest in Gateway Village, a one million square foot office property in Uptown Charlotte, to its joint venture partner for $52.2 million. The proceeds represent a 17% internal rate of return for Cousins on its invested capital, as stipulated in the partnership agreement. The terms of this transaction did not change from those originally announced on February 5, 2020. With this transaction, Cousins has generated total gross sales proceeds of approximately $533 million during the first quarter of 2020, which also include the sales of Hearst Tower in Charlotte and Woodcrest in New Jersey. As of March 31, 2020, the Company has over $1.1 billion of available liquidity comprised of its $1 billion undrawn credit facility and approximately $115 million of cash. About Cousins Properties Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office towers located in high-growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets and opportunistic investments. For more information, please visit www.cousins.com.